Exhibit 10.1

FOURTH Amendment to EMPLOYMENT AGREEMENT

This FOURTH Amendment to EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of the 24th day of May, 2021, by and between WYNN RESORTS, LIMITED (“Employer”) and CRAIG BILLINGS (“Employee”). Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

RECITALS

WHEREAS, Employer and Employee have entered into that certain Employment Agreement, effective as of March 1, 2017, as amended on April 17, 2018, May 29, 2019, and December 31, 2020 (the “Agreement”); and

WHEREAS, Employee is willing and Employer desires to modify certain terms and conditions to the Agreement as more fully set forth herein; and

WHEREAS, Employer wishes and Employee agrees that Employee shall be seconded to Employer’s affiliate, Wynn Interactive, Limited (“WIL”) to perform certain duties, as set forth below, for a designated period of time, the terms of such secondment shall be set forth in a separate Service Agreement, as defined below;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in the Agreement, the parties hereto agree as follows:

1.Amendments.

a.Employer and Employee hereby agree to amend Section 3 of the Agreement in its entirety to read as follows:

3. DUTIES OF EMPLOYEE. Other than during the Services Period, as defined below, Employee shall perform such duties assigned to Employee by Employer as are generally associated with the duties of President and Chief Financial Officer for Employer or such similar duties as may be assigned to Employee by Employer as Employer may determine. During the Services Period, Employee shall perform such duties assigned to Employee by Employer as are generally associated with the duties of Chief Financial Officer for Employer or such similar duties as may be assigned to Employee by Employer or as Employer may determine. Employee’s duties shall include: (i) the efficient and continuous operation of Employer and its Affiliates; (ii) the preparation of relevant budgets and allocation of relevant funds; (iii) the selection and delegation of duties and responsibilities of subordinates; (iv) the direction, review and oversight of all programs under Employee’s supervision; (v) adherence to the written policies and procedures of Employer and its Affiliates as they may be amended from time to time without prior notice to Employee (unless such policies and procedures conflict with this Agreement, in which case this Agreement takes precedence) and for which Employee assumes responsibility for review and understanding; and (vi) such other and further duties as may be assigned by Employer to Employee from time to time. The foregoing notwithstanding, Employee shall devote such time to Employer or its Affiliates as may be required by Employer, provided such duties are not inconsistent with Employee’s primary duties to Employer hereunder.

From May 24, 2021 until December 31, 2022, (the “Services Period”) and consistent with the Services Agreement, Employee will also serve as the Chief Executive Officer and President of WIL. For so long as Employee holds such positions, Employee agrees to perform such duties as are consistent with such titles and positions with publicly-traded companies. During the Services Period,

Employee will devote his primary business efforts and abilities to the performance of his duties to Employer and WIL. Employee’s appointment to such positions with WIL and the performance of his duties to WIL shall not in any way to deemed (1) to breach this Agreement or any other agreement between Employee and Employer or (2) to interfere with the performance of his duties to Employer or to WIL.

b. Employer and Employee hereby agree to amend Section 5 of the Agreement in its entirety to read as follows:

5. TERM. Unless sooner terminated as provided in this Agreement, the term of this Agreement (the “Term”) shall commence on the Effective Date of this Agreement and terminate on March 1, 2023, at which time the terms of this Agreement shall expire and shall not apply to any continued employment of Employee by Employer, except for those obligations under Sections 9, 10, 11 and 21. Following the Term, unless the parties enter into a new written contract of employment, (a) any continued employment of Employee shall be at-will, (b) any or all of the other terms and conditions of Employee’s employment may be changed by Employer at its discretion, with or without notice, and (c) the employment relationship may be terminated at any time by either party, with or without cause or notice.

Concurrent with Employee’s resignation from Employer or upon the termination of Employee’s employment with Employer, Employee agrees to resign, and shall be deemed to have resigned, all other positions (including board of director memberships) that Employee may have held immediately prior to Employee’s resignation or termination.

c. Employer and Employee hereby agree to amend Section 7 of the Agreement in its entirety to read as follows

7. COMPENSATION TO EMPLOYEE. For and in complete consideration of Employee's full and faithful performance of Employee’s duties under this Agreement, Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, the following items of compensation:

a.Base Salary. Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, a base salary at the rate of One Million, Two Hundred Thousand Dollars ($1,200,000.00) per annum, payable in such installments as shall be convenient to Employer (the “Base Salary”). Employee shall be subject to performance reviews and the Base Salary may be increased but not decreased as a result of any such review. Such Base Salary shall be exclusive of and in addition to any other benefits which Employer, in its sole discretion, may make available to Employee, including any discretionary bonus, profit sharing plan, pension plan, retirement plan, disability or life insurance plan, medical and/or hospitalization plan, or any and all other benefit plans which may be in effect during the Term. During the Services Period, Employee’s Base Salary shall be allocated between Employer and WIL in accordance with the Service Agreement between Employer and WIL, as such agreement may be amended from time to time (the “Service Agreement”).

b. Bonus Compensation. Employee will participate in Employer’s Amended and Restated Annual Performance Based Incentive Plan for Executive Officers with an annual target bonus of no less than 200% of the Base Salary. Employee shall also be eligible to receive a bonus at such times and in such amounts as Employer in its sole and exclusive discretion may determine. Employer retains the discretion to adopt, amend or terminate any bonus plan at any time prior to a Change of Control.

During the Services Period, 50% of Employee’s Bonus Compensation shall be determined in a manner consistent with and based on the same annual goals, as approved by the Compensation Committee of Employer, as those of other Named Executive Officers of Employer and 50% of Employee’s Bonus Compensation shall be determined based on goals specific to WIL. During the Services Period, Employee’s Bonus Compensation shall be allocated between Employer and WIL in accordance with the Service Agreement.

c. Employee Benefit Plans. Employer hereby covenants and agrees that it shall include Employee, if otherwise eligible, in any profit sharing plan, executive stock option plan, pension plan, retirement plan, disability or life insurance plan, Executive Medical Plan and/or hospitalization plan, and any other benefit plan which may be placed in effect by Employer or any of its Affiliates and on the same terms and conditions available to Employer’s executives during the Term. All issues as to eligibility for specific benefits and payment of benefits shall be as set forth in the applicable insurance policies or plan documents. Nothing in this Agreement shall limit Employer’s or any of its Affiliates’ ability to exercise the discretion provided to it under any employee benefit plan, or to adopt, amend or terminate any benefit plan at any time prior to a Change of Control.

Employee shall also participate in the senior executive health program at all times while employed by Employer and for the twelve month period subsequent to (i) the Term or (ii) the termination of the Agreement pursuant to Sections 6(a)(v), 6(a)(vi) or 6(a)(vii). During the Services Period, the cost of benefits provided to Employee by Employer shall be allocated between Employer and WIL in accordance with the Service Agreement.

d. Equity Grant. Employee was granted 30,000 shares of restricted stock of Wynn Resorts, Limited common stock pursuant to the Wynn Resorts, Limited 2014 Omnibus Incentive Plan. Employee and Employer entered into a separate restricted stock agreement, dated March 1, 2017, and amended on April 17, 2018, incorporating the terms and conditions of the grant, including the grant date, vesting schedule, and termination provisions.

Employee was granted 25,000 shares of restricted stock of Wynn Resorts, Limited common stock pursuant to the Wynn Resorts, Limited 2014 Omnibus Incentive Plan. Employee and Employer entered into a separate restricted stock agreement, dated April 17, 2018, incorporating the terms and conditions of the grant, including the grant date, vesting schedule, and termination provisions.

Subject to and effective upon the approval of the Compensation Committee of Wynn Resorts, Limited, and upon closing of the merger between Wynn Interactive Limited and Austerlitz Acquisition Corporation I, Employee shall receive 10,000 shares of stock of Wynn Resorts Limited common stock pursuant to the Wynn Resorts Limited 2014 Omnibus Incentive Plan. Such shares shall be immediately vested and available to Employee without restriction.

e. Annual Equity Grant. Commencing on the Effective Date, Employee shall be eligible to receive an annual restricted share grant of Wynn Resorts, Limited common stock, Wynn Interactive Limited common stock, or a combination of Wynn Resorts, Limited Common and Wynn Interactive Limited common stock, with a target value equivalent to 180% of the annual Base Salary for Employee in effect at the end of the applicable year, with vesting requirements consistent with comparable positions in the Employer. Employee and Employer will enter into a separate restricted stock agreement incorporating the terms and conditions of the grant, including the grant date, vesting schedule, and termination provisions. The portion of such award to be granted by Employer and by WIL will be determined in accordance with the Service Agreement, but in no case shall the portion of each Annual Equity Grant made to Employee pursuant to this provision in the form of Wynn Resorts, Limited common stock be less than 35% of such Annual Equity Award.

f. Expense Reimbursement. During the Term and provided the same are authorized in advance by Employer, Employer shall either pay directly or reimburse Employee for Employee’s reasonable expenses incurred for the benefit of Employer in accordance with Employer’s general policy regarding expense reimbursement, as the same may be modified from time to time. Prior to such payment or reimbursement, Employee shall provide Employer with sufficient detailed invoices of such expenses as may be required by Employer’s policy. WIL will reimburse the Employer for expenses incurred by Employee in connection with his services to WIL in accordance with the Service Agreement.

g. Vacations and Holidays. Commencing as of the Effective Date, Employee shall be entitled to (i) annual paid vacation leave in accordance with Employer’s standard policy, but in no event less than four (4) weeks each year of the Term, to be taken at such times as selected by Employee and approved by Employer, and (ii) paid holidays (or, at Employer’s option, an equivalent number of paid days off) in accordance with Employer’s standard policy.

h. Section 409A Provision. Notwithstanding any provision of the Agreement to the contrary, if, at the time of Employee’s termination of employment with the Employer, he or she is a “specified employee” as defined in Section 409A of the Internal Revenue Code (the “Code”), and one or more of the payments or benefits received or to be received by Employee pursuant to the Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under the Agreement until the earlier of: (a) the date that is six (6) months following Employee’s termination of employment with the Employer or (b) the Employee’s death. The provisions of this Section shall only apply to the extent required to avoid Employee’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of the Agreement would cause Employee to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Employer may reform such provision to maintain the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

i. Withholdings. All compensation provided to Employee by Employer under this Section 7 shall be subject to applicable federal, state or local employment-related withholdings.

2.    Restrictive Covenants. Sections 9, 10, and 11 of the Agreement shall be deemed to apply to Employee separately as if each of Wynn Resorts, Limited and Wynn Interactive, Limited was considered to be the “Employer” as set forth therein.

3.     Effectiveness. The amendments set forth in Section 1 shall be effective as of May 24, 2021.

4. Other Provisions of Agreement. The parties acknowledge that the Agreement is being modified only as stated herein and agree that nothing else in the Agreement shall be affected by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

WYNN RESORTS, LIMITED                EMPLOYEE

/s/ Matt Maddox                     /s/ Craig S. Billings
Matt Maddox, Chief Executive Officer            Craig S. Billings